EXHIBIT 10.9 (y)

PEDIATRIC SERVICES OF AMERICA, INC.

NON-QUALIFIED DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2002)

PEDIATRIC SERVICES OF AMERICA, INC.
NON-QUALIFIED DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective January 1, 2002)

THIS AMENDED AND RESTATED NON-QUALIFIED DEFERRED COMPENSATION PLAN, adopted by PEDIATRIC SERVICES OF AMERICA, INC., a Georgia corporation (the “Company”), effective as of January 1, 2002 (the “Effective Date”);

WITNESSETH:

WHEREAS, the Company established this Plan effective January 1, 2000, to provide key employees a non-qualified deferred compensation program and has subsequently amended the Plan;

WHEREAS, this Plan is intended to provide benefits to a select group of management or highly compensated personnel in order to attract and retain the highest quality executives and, therefore, is not intended to be a qualified plan within the meaning of sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, this Plan is intended to be an unfunded plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), although Company contributions and voluntary compensation deferrals shall be held in a “rabbi trust,” viz. an irrevocable grantor trust, the assets of which can be used only to pay benefits under this Plan or, in the case of the Company’s insolvency, to pay claims of Company creditors; and

WHEREAS, the Company now desires to amend and restate the Plan to incorporate the previously-adopted amendments and to make certain other modifications;

NOW, THEREFORE, the Company hereby adopts this amendment and restatement of the PEDIATRIC SERVICES OF AMERICA, INC. NON-QUALIFIED DEFERRED COMPENSATION PLAN on the following terms and conditions:

1.      Definitions.  Whenever used in this Plan, the following words and phrases shall have the meaning set forth below, unless a different meaning is expressly provided or plainly required by the context in which the words or phrases are used

1.1    Active Participant means a Participant who has a currently-effective Written Election to defer a portion of his Plan Year Compensation in accordance with Section 3.1.

1.2.    Beneficiary means a person designated by a Participant pursuant to Section 9.1 to receive Plan benefits in the event of the Participant’s death.

1.3.    Board means the Board of Directors of the Company and its successors.

1.4.    Change in Control means:

(A)    a change in ownership, holding or power to vote more than fifty percent (50%) of the voting stock of the Company;

(B)    during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s shareholders of each new director was approved by a vote of at least three-quarters of the directors still in office of the Company who were directors at the beginning of the period;

(C)    the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, other than in connection with a transfer of substantially all of the assets of the Company to parties in the “controlled group of corporations” (as defined in section 1563 of the Internal Revenue Code of 1986) in which the Company is a member;

(D)    substantially all of the assets of the Company are sold or otherwise transferred to parties that are not within the “controlled group of corporations” (as defined in section 1563 of the Internal Revenue Code of 1986) in which the Company is a member;

(E)    the Company voluntarily files a petition for bankruptcy under federal bankruptcy law, or an involuntary bankruptcy petition is filed against the Company under federal bankruptcy law, which is not dismissed within 120 days of the filing;

(F)    the Company makes a general assignment for the benefit of creditors;

(G)    the Company seeks or consents to the appointment of a trustee, receiver, liquidator or similar person; or

(H)    a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

1.5.    Company means Pediatric Services of America, Inc., a Georgia corporation.

1.6.    Company Contribution Account means an account under the Plan to which amounts which the Company contributes under Section 3.2 with respect to a Participant, together with adjustments pursuant to Section 3.5(C), are credited in accordance with Section 3.5.

1.7.    Designated Participant means a Participant whom the Board has authorized to defer a portion of his/her cash bonus compensation pursuant to this Plan.

1.8.    Disability means (A) “disability” as defined in any group long-term disability policy or program sponsored by the Company and in effect at the time a Participant who has suffered a physical or mental impairment makes application under this Plan for a disability distribution, or (B) if no such policy or program is in force at such time, “disability” as defined in section 1382c(a)(3) of volume 42 of the United States Code and regulations promulgated thereunder, provided, however, that the disability (whether under the definition in (A) or in (B)) must be of a duration of at least six (6) consecutive months from the date the Participant suffers the disability, notwithstanding any different requirements of duration under either definition in the actual policy or program or in the United States Code, respectively. A Participant who has suffered a Disability shall be referred to as “Disabled” within the meaning of this Section 1.8. Notwithstanding anything in this Section 1.8 to the contrary, a Participant shall also be deemed to be Disabled under this Plan without regard to the six month waiting period described in this section if the Plan Committee receives from the physician treating the Participant for the disabling condition written evidence satisfactory to the Plan Committee (in its sole discretion) to the effect that the Participant has incurred a disabling condition described in clauses (A) or (B) of this section and a certification that, in his/her professional opinion, such condition will continue for a duration of at least six months. For purposes of this section, the term “physician” means a doctor of medicine who is licensed and authorized to treat the type of condition which the Participant claims is disabling.

1.9.      Entry Date means the date a Participant’s participation in the Plan commences, as specified in Section 2.2.

1.10.    Key Employee means an employee of the Company, selected by the Board, who is a member of a select group of management or highly compensated employees within the meaning of §2520.104-23 of the Department of Labor ERISA Regulations.

1.11.    Life Insurance Contract means a life insurance policy described in Section 3.8.

1.12.    Participant means (A) a Key Employee designated by the Board, in writing, to participate in the benefits under the Plan who timely files a written election pursuant to Section 2.4, below, and (B) a former Employee who, at the time of his termination from employment, retirement, death, or occurrence of Disability, retains, or whose Beneficiary retains, benefits earned under the Plan in accordance with its terms.

1.13.    Participant Deferral Account means an account under the Plan to which amounts which a Participant elects to defer under Section 3.1, together with adjustments pursuant to Section 3.5(C), are credited in accordance with Section 3.5.

1.14.    Plan means the Pediatric Services of America, Inc. Non-Qualified Deferred Compensation Plan, as amended from time to time, and the Trust Agreement established in connection herewith.

1.15.    Plan Committee means the body of individuals, and their successors, appointed by the Board to handle the day-to-day responsibilities of administering the Plan.

1.16.    Plan Year means the twelve (12) consecutive month period beginning each January 1 and ending each December 31.

1.17.    Plan Year Compensation means for purposes of the elections under Section 2.4 of the Plan, the annual base salary paid to a Participant by the Company during any Plan Year, or portion thereof during which he is a Participant in this Plan, as reflected on the Participant’s form W-2. In addition, for Designated Participants (as defined in Section 1.7, Plan Year Compensation shall include cash bonus compensation, if any, in addition to base salary and subject to the provisions of Section 3.1(C); provided that a Participant shall be a Designated Participant for purposes of making deferrals out of bonus compensation only for such Plan Year or Plan Years as the Board may determine in its sole discretion.

1.18.    Retirement Benefit means, with respect to a particular Written Election, the unpaid balance of a Participant’s Participant Deferral Account and his Company Contribution Account attributable to such Written Election, which equals the total of (i) all contributions made by the Participant and allocated to his Participant Deferral Account pursuant to such Written Election, (ii) all contributions made by the Company and allocated to his Company Contribution Account with respect to contributions described in clause (i) of this section and (iii) all earnings deemed credited to his Participant Deferral Account and his Company Contribution Account from time to time in accordance with Section 3.5(C) with respect to amounts described in clauses (i) and (ii) of this section, reduced by (iv) losses and expenses deemed charged against such accounts from time to time in accordance with Section 3.5(C) with respect to amounts described in clauses (i) and (ii) of this section and (v) any distributions already paid from amounts described in clauses (i) through (iv) of this section.

1.19.    Projected Retirement Benefit means a benefit determined as of a given date consisting of (i) the sum of the Retirement Benefit with respect to each Written Election for calendar years prior to the year of calculation as of such date, projected forward to age 65 using a fixed annual rate of earnings determined by the Board for this purpose and assuming no distributions prior to age 65 plus (ii) the Retirement Benefit with respect to the Written Election for the year of calculation, calculated as if all Participant Contributions for such year contemplated in the governing Written Election had been made, projected forward as described in clause (i) of this section plus (iii) the sum of each Deemed Retirement Benefit with respect to each calendar year (or part of a calendar year) following the year of calculation and ending with the year in which the Participant would have attained age 65. For purposes of this Section 1.19, a “Deemed Retirement Benefit” is the Retirement Benefit that would accrue if a Participant entered into a Written Election for a given calendar year (or part of a calendar year) specifying Participant Contributions equal to his past level of Participant Contributions allocated to his Participant Deferral Account (as determined by the Plan Committee), projected forward to age 65 as described in clause (i) of this section. In calculating a Projected Retirement Benefit, it will be assumed that Company Contributions continued at their past rate for all affected years and that no distributions were made to or on account of the Participant from the calculation date to age 65.

1.20.    Retirement means termination of employment with the Company on or after attainment of age 65.

1.21.    Trust means the grantor (or “rabbi”) trust established by the Company in connection with this Plan.

1.22.    Trust Agreement means the agreement between the Trustee and the Company establishing the Trust.

1.23.    Trustee means Union Bank of California, N. A., or any successor trustee named to succeed such Trustee under the terms of the Trust Agreement established in connection with this Plan.

1.24.    Written Election means the written deferral election document described in Section 2.4(A).

2.         Participation.

2.1.      Eligibility.  A Key Employee of the Company is eligible to participate in this Plan on the Entry Date first following the date as of which each of the following events has occurred:

(A)      the Board has designated him in writing as a Participant in the Plan;

(B)      the Key Employee has made a Written Election in accordance with the terms of Section 2.4 below; and

(C)      the Key Employee has completed the lesser of either: (i) twelve months of continuous service, or (ii) another number of months of continuous service determined and approved by the President of the Company.

2.2.      Entry Date.  Any Key Employee who is already participating in this Plan or who has met the Eligibility requirements specified in Section 2.1 as of the Effective Date shall become a Participant in the Plan as of the Effective Date. Any Key Employee of the Company who meets the Eligibility requirements specified in Section 2.1 after the Effective Date of this Plan shall become a Participant on the first day of the payroll period immediately following the date on which he has met the Eligibility requirements.

2.3.      Designation.  The Board shall designate from time to time, in writing, the name of each Key Employee who shall be entitled to participate as an Active Participant in the Plan and the tier (for purposes of Section 3.1) to which each such Key Employee shall be assigned. The Board’s designation shall also include whether the Key Employee will be a Designated Participant. Such designations shall be initially effective as specified by the Board and shall continue as if reaffirmed each Plan Year without further action of the Board until the earliest of the Participant’s termination of employment from the Company for any reason, the Board’s written rescission of such designation (effective as determined by the Board but in no event prior to the date of the Board’s action) or the termination of this Plan. Such actions by the Board shall generally occur in the Board’s meeting during the fourth quarter of the Company’s fiscal year (October 1 through September 30) such that each designated Key Employee who remains an Active Participant shall have sufficient time to make his Written Election as required by Section 2.4 below.

2.4.      Written Election by Participant.  Each Key Employee designated by the Board as a Participant for a Plan Year shall submit to the Plan Committee a Written Election within 30 days before or after the first day of the Plan Year for which he has been designated as a Participant. If a Key Employee will become a Participant after the first day of Plan Year, he shall have 30 days before or after his Entry Date to submit the Written Election. If a Participant fails to submit a Written Election within the period specified in this Section 2.4, he may not participate in the Plan until the first Entry Date of the next succeeding Plan Year (provided that he continues to be eligible under Section 2.1).

(A)    Such Written Election shall be made on the form presented to the Key Employee by the Plan Committee for this purpose and shall set forth:

(1)	his participation in this Plan under the terms hereof;

(2)	the percentage of Plan Year Compensation or the dollar amount the Key Employee has determined to defer under the Plan for the Plan Year, pursuant to Section 3.1 below;

(3)
the investment vehicles into which the Key Employee requests his Participant Deferral Account and his Company Contribution Account be invested and the percentage of his Participant Deferral Account and his Company Contribution Account allocated to each elected investment vehicle;

(4)
the date on which his benefit is to be distributed (or a distribution will commence) which is the earlier of a specific date or when he terminates employment with the Company due to termination of service, retirement, Disability or death;

(5)	the form in which his benefit with respect to the Written Election in question is to be distributed upon termination of service or retirement;

(B)	A Participant may change a submitted Written Election in accordance with the following:

(1)
A Participant may request to change the investment vehicle(s) and the percentage of his Participant Deferral Account and his Company Contribution Account allocated to each investment vehicle by completing and submitting any form or forms required by the Plan Committee. Any changes made shall be at the sole discretion of the Plan Committee and, if approved by the Plan Committee, shall be effective on the first business day of the calendar quarter following the quarter in which the form was submitted to the Plan Committee, provided that if such application is received by the Plan Committee less than two (2) business days prior to the first day of such calendar quarter, the request will be effective as soon as administratively practicable following its approval by the Plan Committee, if such effective date would be later than the first business day of the following calendar quarter.

(2)
A Participant may change the date or form of distribution by submitting a new Written Election to the Plan Committee, provided that such change is submitted at least sixty (60) days prior to the original date of distribution, the new date of distribution is subsequent to the original date of distribution, and only one such change may be made after the original election.

(3)	The portion of Plan Year Compensation deferred pursuant to Section 3.1 and specified in the Written Election for a given Plan Year (or part of a Plan Year) may not be changed.

2.5.    Duration of Participation/Designated Participation.  Any Key Employee who has become a Participant at any time shall remain a Participant, even though he is no longer an Active Participant, until his entire benefit under the terms of the Plan has been paid to him (or to his Beneficiary in the event of his death), at which time he ceases to be a Participant. Once identified by the Board as a Designated Participant, a Participant shall remain in that status for purposes of this Plan until the earlier of (i) the termination of the Participant’s employment with the Company for any reason, (ii) the Board’s revocation of the Participant’s status as such or as a Designated Participant or (iii) the termination of this Plan by the Company.

2.6.    Maintenance of Records.  Records regarding the designation of Participants by the Board shall be maintained in the corporate minute book. The Written Elections by Participants shall be maintained in the corporate records with all other files pertaining to this Plan.

3.      Contributions and Allocation.

3.1.    Participant Contributions.

(A)    A Participant may elect to defer a portion of his Plan Year Compensation each Plan Year (described either as a percentage of Plan Year compensation or a flat dollar amount), up to the maximum amount allowed pursuant to following schedule for the tier to which such Participant belongs (as determined by the Board pursuant to Section 2.3):

Tier	Maximum Deferral %
Tier 1	100%
Tier 2	25%
Tier 3	12%
Tier 4	10%

(B)    If the Participant has elected to defer a specified dollar amount for a given Plan Year in accordance with Sections 2.4(A)(2) and 3.1(A), once a Participant’s contributions for that Plan Year have reached such elected dollar amount, such Participant shall not be allowed to defer additional portions of his Plan Year Compensation for the remainder of the Plan Year. Any deferred amounts in excess of his elected dollar amount shall be refunded to the Participant as soon as practicable.

(C)    Subject to the limitations of Section 3.1(A), for purposes of the elections under Section 2.4 and the limitations under Section 3.1 of the Plan, the election by Designated Participants to defer amounts out of cash bonus compensation shall be made, if at all, (a) by Written Election but separately from the election to defer out of base salary and (b) prior to the date a discretionary bonus is declared during a Plan Year or, if the bonus is non-discretionary, prior to the beginning of the Plan Year. For purposes hereof, a “non-discretionary bonus” means a bonus which is determined under a formula established for the Plan Year for which the bonus is earned.

(D)    Participant deferral contributions (including without limitation bonus deferral contributions described in Section 3.1(C)) shall be collected by payroll deduction. In the case of Written Election that specifies a flat dollar amount, the amount specified (other than amounts deferred from cash bonuses by Designated Participants) shall be deducted on pro-rated basis over the payroll periods during the affected Plan Year; in the case of a Written Election to defer a flat dollar amount of a cash bonus, the specified amount shall be deducted from the bonus payment.

3.2.    Company Contributions.  On behalf of each Participant for any Plan Year, the Company may contribute to the Plan an amount equal to a percentage of the amount each Participant contributes to the Plan as a Participant Contribution. The applicable percentage of the amount contributed by each Participant shall be determined and authorized by the Board in its sole discretion, and shall remain in effect until revoked by the Board

3.3.    Allocation of Participant Contributions.  All amounts which a Participant elects to defer under the terms of this Plan shall be allocated to his Participant Deferral Account. Each such Participant Deferral Account shall be credited with earnings as provided in Section 3.5 below.

3.4.    Allocation of Company Contributions.  In each Plan Year, the amount of any contribution determined for each Participant under Section 3.1 above shall be allocated to the Company Contribution Account of each Participant by the first day of the month following the time in which the deferral from pay was made. Each such Company Contribution Account shall be credited with earnings as in Section 3.5 below.

3.5.    Credited Earnings.

(A)    The amount credited to the Participant Deferral Account and Company Contribution Account of each Participant shall be deemed to be invested and reinvested in mutual funds, stocks, bonds, securities, and any other asset or investment vehicles, as may be selected by the Plan Committee in its sole discretion.

(B)    Although each Participant shall have the right to request, among the investment vehicles designated by the Plan Committee, the investments in which all amounts allocated to his Participant Deferral Account and his Company Contribution Account are deemed to be invested and to request to change such designation, the actual selection is within the Plan Committee’s sole discretion.

(C)    At the close of each calendar quarter, the Participant Deferral Account and Company Contribution Account of each Participant shall be credited or charged with income, gains, losses, and expenses of investments deemed held in such account at the close of each calendar quarter.

(D)    A Participant, by electing to participate in this Plan, agrees that neither the Company nor the Plan Committee has any liability for the investment results of the assets set aside in the Trust.

(E)    The Trustee, as directed by the Plan Committee, shall have the duty and sole authority to invest the Trust assets and funds in accordance with the terms of the Trust Agreement, and all rights associated with the Trust assets shall be exercised by the Trustee, as designated by the Board.

3.6.    Forfeitures.  If any amount of Participant Contributions are forfeited in any year, such forfeited amounts shall be used to reduce future Company Contributions.

3.7.    Funding.  The assets of the Plan shall be held under the Trust Agreement (a “grantor” or “rabbi” trust). As such, the Plan is intended to be an unfunded plan for purposes of the requirements of ERISA and the Code. Notwithstanding the provisions under the terms of the Plan that amounts contributed to this Plan, plus earnings thereon, shall be allocated to separate accounts of Participants or that such amounts may become “vested”, all such amounts credited to such individual accounts shall remain the general assets of the Employer, and as such shall remain subject to the claims of the general creditors of the Company. This Plan and the related Trust Agreement do not create, nor does any Employee, Participant or Beneficiary have any right with respect to any specific assets of the Company.

3.8     Insurance Contracts.  In connection with this Plan, the Company may, in its sole discretion, direct the Trustee to purchase life insurance contracts insuring Participants in this Plan but owned solely by the Trust (“Life Insurance Contract(s)”). All premiums with respect to Life Insurance Contracts shall be paid out of contributions to the Plan which have been transferred to the Trustee, and the Trust shall be the sole beneficiary under such policies. The Company has no obligation to direct the purchase of a Life Insurance Contract with respect to any Participant. Whether a given life insurance policy owned by the Trust and covering a Participant in this Plan is a Life Insurance Contract under this Plan with respect to such Participant shall be determined by the Plan Committee in its sole discretion.

4.       Vesting of Benefits.

4.1.    Vesting of Participant Deferral Accounts.  The Participant Deferral Account of each Participant shall be one hundred percent (100%) vested in such Participant at all times, provided, however, that in the event of an Unplanned In-Service Benefit of Section 5.6, a portion of such account shall be forfeited in accordance with Section 5.6.

4.2.    Company Contribution Account.  The Company Contribution Account of each Participant shall be one hundred percent (100%) vested in such Participant at all times, provided, however, that in the event of an Unplanned In-Service Benefit of Section 5.6, a portion of such account shall be forfeited in accordance with Section 5.6.

5.      Types of Benefits.

5.1.    Age 65 Benefit.  If a Participant so elects in his Written Election, he shall receive his Retirement Benefit(s) (calculated in accordance with Section 1.18) with respect to all his Written Election(s) upon Retirement in the form(s) specified on the respective Written Election(s) governing such benefit.

5.2.    Termination of Service Benefit.  If a Participant elects in his Written Election to receive his Retirement Benefit upon termination of his employment with the Company, or if a Participant’s employment with the Company terminates prior to distribution of his In-Service Benefit, he will receive his Retirement Benefit calculated under Section 1.18 with respect to such Written Election, in the applicable form elected by the Participant in such Written Election.

5.3.    Disability Benefit.

(A)    If a Participant is determined to be Disabled as defined in Section 1.8 above, he will receive his Retirement Benefit, calculated under Section 1.18 with respect to all his Written Elections, in the applicable form(s) elected by the Participant in his Written Election(s).

(B)    The determination of whether a Participant is Disabled within the meaning of this Section 5.3 shall be made by the Plan Committee as follows:

(1)
A Participant who believes he has suffered a Disability within the meaning of Section 1.8 shall make application to the Plan Committee, on a form prescribed by the Plan Committee, for a determination of whether he is Disabled under the terms of this Section 5.3(B). The Participant shall make such written application to the Plan Committee on or after the date which is at least five (5) consecutive months following the date he first suffered the impairment under consideration. Any determination by the Plan Committee that a Disability exists under the provisions of this Section 1.5 shall be effective only after the date the Disability has continued for six (6) consecutive months.

(2)
The Plan Committee shall notify each Participant who has made application under this Section 5.3(B), in writing, of his determination within three (3) months of the date the Plan Committee receives the Participant’s application hereunder. The Participant shall cooperate in providing any information to the Plan Committee which it requires in making its determination, including, but not limited to, access to the Participant’s medical records, direct contact with his physician and physical examination by a physician selected by the Company. Any Participant who does not fully cooperate shall be deemed not Disabled by the Plan Committee and so notified.

(3)	Notwithstanding anything in Sections 5.3(B)(1) and (2) to the contrary, a Participant may file a claim for Disability benefits at any time after incurring a Disability and prior to the dates specified in such sections, provided that the physician treating the Participant for the disabling condition submits the evidence and certification described the last full sentence of Section 1.8, and provided further that the Participant must still file the written application contemplated in Section 5.3(B)(1) and provide the requisite cooperation described in Section 5.3(B)(2) in order to receive such benefits. Any determination by the Plan Committee that a Disability exists under this Section 5.3(B)(3) will be effective on the date of such determination.

(4)
All determinations made by the Plan Committee shall be final, and no Participant shall be considered Disabled for any purpose whatsoever under the provisions of this Plan if determined not to be Disabled by the Plan Committee under the procedures set forth in this Section 5.3(B).

5.4.    Death Benefit.

(A)    If a Participant dies after a distribution under Sections 5.1, 5.2, 5.3, 5.5 or 5.6 of this Plan has commenced, the payments of such distribution otherwise due to the Participant will continue to his designated Beneficiary, in the applicable form elected by the Participant in his Written Election.

(B)    If a Participant dies before a distribution under this Plan has commenced and the Trustee has not purchased a Life Insurance Contract in connection with such Participant’s participation in this Plan, the Participant’s designated Beneficiary will receive the Participant’s Retirement Benefit as determined under Section 1.18 above with respect to all his Written Elections, in the applicable form(s) elected by the Participant in his Written Election(s).

(C)    If a Participant dies before a distribution under this Plan has commenced and the Trustee has acquired a Life Insurance Contract or Contracts in connection with such Participant’s participation in this Plan, the Participant’s designated Beneficiary will receive the Participant’s Projected Retirement Benefit as determined under Section 1.19, in the applicable form(s) elected by the Participant in his Written Election(s), provided however that in no event shall the amount of death benefits paid to a Participant’s Beneficiary pursuant to this Section 5.4(C) exceed the actual death benefit payable from the Life Insurance Contract(s) acquired in connection with the Participant’s participation in the Plan.

5.5.    In-Service Benefit.  In a Written Election, a Participant may designate a date (“In-Service Benefit Date”) that is at least five (5) years after the effective date of such Written Election, on which the Participant will receive a distribution of his Participant deferral contributions pursuant to such Written Election, without adjustment for deemed earnings or losses attributable to such contributions in accordance with Section 3.5 (“In-Service Benefit”). Any net deemed earnings credited to such contributions under Section 3.5 and any Company Contributions contributed to match such Participant contributions shall be distributed in the form of a lump sum upon the Participant’s termination of employment with the Company. Notwithstanding anything in this Section 5.5 to the contrary, a Participant must be an employee of the Company on the In-Service Benefit Date in order to receive such In-Service Benefit. In the event that a Participant’s employment with the Company terminates prior to the distribution of an In-Service Benefit, the provisions of Section 5.2 will apply.

5.6.    Unplanned In-Service Benefit.  A Participant may elect to receive his Retirement Benefit as an Unplanned In-Service Benefit at any time by providing the Plan Committee with a written election to do so. In consideration for receiving an Unplanned In-Service Benefit, such Participant shall permanently forfeit an amount equal to ten percent (10%) of his Retirement Benefit and forgo all future participation in the Plan.

5.7.    Financial Hardship Benefit.  A Participant may request a portion of his Retirement Benefit with respect to any Written Election as a Financial Hardship Benefit at any time by providing the Plan Committee with a written election to do so and proof, to its satisfaction, of an unforeseeable financial hardship (including without limitation the amount needed to address such hardship) and of proof that all other financial resources available to the Participant to meet such hardship have been explored and utilized. The amount of a Financial Hardship Benefit shall be limited to the lesser of the amount needed for the financial hardship or such Participant’s Retirement Benefit. In consideration for receiving a Financial Hardship Benefit, such Participant shall not be permitted to make Participant deferral contributions under Section 3.1 for the remainder of the Plan Year and the following Plan Year.

6.      Distributions.

6.1.    Form of Benefits.  Benefits under the Plan shall be paid in the form associated with Type of Benefit to be received by the Participant under Section 5, and to the extent a Type of Benefit may be distributed in various forms, the Company shall pay benefits in the form elected by the Participant in his Written Election. Where yearly installments are contemplated, such installments shall be as nearly equal as possible. The forms of benefits associated with the Types of Benefits are the following:

(A)    Benefits upon Retirement (Section 5.1), Disability (Section 5.3) or death (Section 5.4) may be paid in (i) one lump sum; (ii) 5 yearly installments; (iii) 10 yearly installments; or (iv) 15 yearly installments.

(B)    Benefits upon termination of employment with the Company for reasons other than Retirement, Disability or death (Section 5.2), shall be paid in one lump sum; provided that any benefit under the Plan that has accrued prior to June 1, 2001, including related Company contributions and deemed earnings thereon, if any (referred to as a “Prior Benefit”), will not be subject to the terms of this Section 6.1(B), but will be distributed in the form elected by the Participant in the applicable Written Election. As a matter of administrative convenience, any participant who terminates his or her employment and receives a lump sum distribution of a portion of his account pursuant to this subsection 6.1(B) may request and, subject to approval by the Plan Committee, receive his or her Prior Benefit in one lump sum concurrently with the remainder of his or her account. A Plan benefit will be deemed to have accrued prior to June 1, 2001 if the Written Election with respect to Participant deferral contributions included in such benefit was submitted prior to such date.

(C)     In-Service Benefit (Section 5.5) shall be paid in 4 equal yearly installments;

(D)     Unplanned In-Service Benefit (Section 5.6) shall be paid in one lump sum; and

(E)     Financial Hardship Benefit (Section 5.7) shall be paid in one lump sum.

6.2.    Commencement of Payments.  Payment of benefits under this Plan to the Participant will commence in accordance with the following:

(A)    Retirement Benefit (Section 5.1), Termination of Service Benefit (Section 5.2), Disability Benefit (Section 5.3) and Death Benefit (Section 5.4) payments shall commence no later than January 15 of the Plan Year following the Plan Year in which the Participant retires, terminates service, becomes disabled or dies, as the case may be.

(B)     In-Service Benefit (Section 5.5) payments shall commence on the date designated by the Participant on his Written Election pursuant to Section 2.4, provided that such payments are from Participant contributions that have been in such Participant’s Participant Deferral Account for at least five years;

(C)     Unplanned In-Service Benefit (Section 5.6) payments shall commence no later than one hundred and twenty (120) days after a written request for an Unplanned In-Service Benefit is received by the Plan Committee;

(D)     Financial Hardship Benefit (Section 5.7) payments shall commence no later than one hundred twenty (120) days after a request for a Financial Hardship Benefit is approved by the Plan Committee.

7.       Amendment, Termination of Plan, Change in Control.

7.1.    Amendment. The Company reserves the right to amend the Plan at any time by resolution of the Board. The Board will determine the effective date of any such amendment. The amendment may not deprive any Participant or Beneficiary of any portion of a benefit accrued under the terms of this Plan at the time of the amendment.

7.2.    Termination of Plan.  The Company reserves the right to terminate the Plan at any time by resolution of the Board. In the event of Plan termination, the Company will calculate the Retirement Benefit of each Participant as of the effective date of the termination and distribute such amounts to the Participant or Beneficiary in a lump sum within thirty (30) days of the Plan’s termination.

7.3.    Change in Control.  In the event of a Change in Control, the Plan shall automatically terminate and the provisions of Section 7.2 shall control.

8.      Benefits not Funded.

(A)    Participants Unsecured Creditors.  Participants and Beneficiaries have the status of unsecured creditors of the Company, and the Plan constitutes a mere promise by the Company to make benefit payments in the future. A Participant’s or Beneficiary’s interest in the Plan is an unsecured claim against the general assets of the Company, and neither the Participant nor a Beneficiary has any right against the Participant’s account balances until the Plan has distributed the Participant’s benefit.

(B)    Deposits to Trust.  Notwithstanding anything in Section 8(A) to the contrary, the Company will make an annual transfer of cash to the Trust annually in the amount necessary to fund the deferred compensation. A copy of the Trust Agreement is attached to this Plan. However, such Trust created by the Company is intended to be a grantor or “rabbi” trust, and any assets held by such Trust to be used to assist the Company in meeting its obligations under the Plan, provided that all such assets shall at all times remain subject to the claims of creditors of the Company.

(C)    “Top Hat” Plan.  It is the intention of the Company that this Plan and the accompanying Trust shall constitute an unfunded arrangement maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

9.       Miscellaneous.

9.1.    Designation of Beneficiary.

(A)    Designation.  Each Participant shall designate, in writing, prior to the date he first becomes a Participant in the Plan, one or more Beneficiaries to receive his benefit under the provisions of Section 5.5. The Participant shall file the written designation with the Plan Committee. The Participant may revoke a previous Beneficiary designation by filing a new written beneficiary designation with the Plan Committee, which shall be effective upon receipt by the Plan Committee.

(B)    No Designated Beneficiary.  If a Participant fails to file a valid designation of beneficiary with the Plan Committee under the provisions of this Section 9.1, or if a designated Beneficiary fails to survive to receive any or all payments due hereunder, then the death benefit payable under this Plan shall be payable to the Participant’s (or the Beneficiary’s) spouse; if no spouse survives, then to the Participants (or Beneficiary’s) children, with equal shares among living children and with the living descendants of a deceased child receiving equal portions of the deceased child’s share; in the absence of spouse or descendants, to the Participants (or Beneficiary’s) parents; and in the absence of spouse, descendants or parents, to the Participants (or Beneficiary’s) brothers and sisters, with the living descendants of a deceased brother and those of a deceased sister receiving equal portions of the deceased brother’s or sister’s share; in the absence of any of the persons named herein, to the Participants (or Beneficiary’s) estate.

(C)    Secondary Beneficiaries.  If a Beneficiary becomes entitled to payments under this Plan as the result of the death of a Participant, the Beneficiary may designate his own Beneficiary to receive such Plan benefits as may be due to him and unpaid at the time of his death. Any Beneficiary designation under this Section 9.1(C) shall be subject to the same terms and conditions applicable to a Beneficiary designation by a Participant (as specified in this Section 9.1).

(D)    Automatic Revocation Upon Divorce.  Notwithstanding anything in this Section 9.1 to the contrary, if a Participant or Beneficiary who has designated another Beneficiary under Section 9.2 is subsequently divorced, all beneficiary designations executed by such Participant or Beneficiary prior to the effective date of the dissolution of marriage are automatically revoked under the terms of this Section 9.1. In such event, the Participant or Beneficiary may thereafter designate one or more Beneficiaries in accordance with the terms of this Section 9.1. If none is made following the effective date of the dissolution of the marriage, the individual’s benefit shall be distributed upon his death pursuant to the terms of Section 9.1(B).

(E)    For purposes of this Section 9.1, the term “descendant” means all persons who are descended from the person referred to either by birth to or legal adoption by such person, and “child” or “children” shall include adopted children.

9.2.    Benefits Not Assignable. The rights of each Participant or Beneficiary are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or any Beneficiary. Neither the Participant nor Beneficiary may assign, transfer or pledge the benefits under this Plan. Any attempt to assign, transfer or pledge a Participant’s benefits under this Plan is void.

9.3.    Benefit.  This Plan constitutes an agreement between the Company and each of the Participants which is binding upon and inures to the Company, its successors and assigns and upon the Participant and his heirs and legal representatives.

9.4.    Headings.  The headings of the Articles and Sections of this Plan are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

9.5.    Notices.  All notices, requests, demands, and other communications under this Plan shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or (except as otherwise specified in this Plan) on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified (return receipt requested), postage prepaid, and properly addressed to the last known address to each party as set forth on the first page thereof. Any party may change its address for purposes of this Section by giving the other parties written notice of the new address in the manner set forth above.

9.6.    No Loans.  The Plan does not permit any loans to be made to any Participant or Beneficiary.

9.7.    Gender Usage.  The use of the masculine gender includes the feminine gender for all purposes of this Plan.

9.8.    Expenses.  Costs of administration of the Plan shall be paid by the Company.

9.9.    Claims Review Procedure.

(A)    A claim for benefits must be filed, in writing, with the Company’s Human Resources Department. A written disposition of a claim shall be furnished to the claimant within ninety (90) days (forty-five (45) days in the case of a Disability claim) after the claim for benefits is filed, subject to an extension of up to ninety (90) days (for Disability claims, two, thirty (30) day extensions). In the event that an extension is required, the Human Resources Department will notify the Participant in writing (including a statement of the reasons for the extension) before the expiration of the then-pending response period. In the event a claim for benefits is denied, the Human Resources Department shall provide the claimant with the reasons for denial (including, without limitation, a reference to any section of the Plan that may be implicated and/or any additional information needed to perfect the claim and the reason it is required) and notification of his rights of appeal under this Plan (and such other applicable information of documentation germane to the decision as may be required by law).

(B)    A claimant whose claim for benefits is denied in whole or in part may file for a review of such denial with the Plan Committee, no later than sixty (60) days (one hundred eighty (180) days for Disability cases) after he has received written notification of the denial.

(C)    The Plan Committee shall give a request for review a full and fair review, without deference to the initial review of the Human Resources Department. No person who participated in the initial review of the claim (or any subordinate of such person) may participate in the decision on the appeal of the claim. If the claim for benefits is denied upon completion of a full and fair review, notice of such denial shall be provided to the claimant within sixty (60) days (forty-five (45) days in the case of a Disability claim) after the Plan Committee’s receipt of such written claim for review. This initial period may be extended by a period of equal length in the event of special circumstances. Such special circumstances shall be communicated to the claimant in writing within the initial period. If there is an extension, a decision shall be made as soon as possible, but not later than 120 days (90 days for Disability claims) after receipt by the Plan Committee of such claim for review. In the case of an appealed Disability claim, the determination of which is based in whole or in part on medical judgment, the Plan Committee shall consult with a health care professional with appropriate training in the applicable field of medicine and shall identify those consulted, provided that the selected health care professional may not be any individual who was consulted in connection with the initial adverse decision (or any subordinate of such individual).

(D)    If benefits are provided or administered by an insurance company, insurance service, or other similar organization which is subject to regulation under the insurance laws, the claims procedure relating to these benefits may provide for review. If so, that company, service, or organization will be the entity to which claims are addressed.

9.10.    No Other Agreements or Understandings.  This Plan represents the sole agreement between the Company and Participants concerning its subject matter and it supersedes all prior agreements, arrangements, understandings, warranties, representations, and statements between the parties concerning its subject matter.

10.       Administration.

10.1.    Plan Committee.  The Plan shall be administered by the Plan Committee. The Plan Committee shall have complete discretion and full authority and power to administer and construe the Plan, subject to applicable requirements of law. Without limiting the generality of the foregoing, the Plan Committee shall have the following powers and duties which it may exercise in its sole discretion:

(A)      To make and enforce such rules and regulations as it deems necessary or proper for the administration of the Plan;

(B)      To interpret the Plan and to decide all questions concerning the Plan;

(C)      To determine the eligibility of any person to participate in the Plan, and to determine the amount and the recipient of any payments to be made under the Plan;

(D)      To designate and value any investments deemed held in the Participant Deferral Accounts and the Company Contribution Accounts;

(E)      To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan; and

(F)      To make all other determinations and to take all other steps necessary or advisable for the administration of the Plan.

All decisions made by the Plan Committee pursuant to the provisions of the Plan shall be made in its sole discretion and shall be final, conclusive, and binding upon all parties.

10.2.    Delegation of Duties.  The Plan Committee may delegate such of its duties and may engage such experts and other persons as it deems appropriate in connection with administering the Plan. The Plan Committee shall be entitled to rely conclusively upon, and shall be fully protected in any action taken by the Plan Committee, in good faith in reliance upon any opinions or reports furnished them by any such experts or other persons.

10.3.    Indemnification of Plan Committee.  The Company agrees to indemnify and to defend to the fullest extent permitted by law any person serving as a member of the Plan Committee, and each employee of the Company or any of its affiliates appointed by the Plan Committee to carry out duties under this Plan, against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

10.4.    Liability.  To the extent permitted by law, neither the Plan Committee nor any other person shall incur any liability for any acts or for any failure to act except for liability arising out of such person’s own willful misconduct or willful breach of the Plan.

IN WITNESS WHEREOF, the Company has adopted this amended and restated Plan effective on January 1, 2002.

PEDIATRIC SERVICES OF AMERICA, INC.

By:	/S/ JOSEPH D. SANSONE
Joseph D. Sansone President

Adopted by the Board of Directors on November 28, 2001